Exhibit 5.4

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

December 5, 2014

Inventiv Medical Management LLC

One Van de Graaff Drive

Burlington, MA 01803

Re:	Registration Statement on Form S-4 (the “Registration Statement”) Relating to $350 million of 10% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel to inVentiv Medical Management LLC, a Georgia limited liability company (the “Georgia Guarantor”), in connection with the proposed registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of (a) $350 million aggregate principal amount of 10% Senior Notes due 2018 (the “Notes”) of InVentiv Health, Inc. (the “Company”) to be issued in exchange (the “Exchange Offer”) for the Company’s outstanding 10% Senior Notes due 2018 pursuant to an indenture (as subsequently supplemented or amended, the “Indenture”), dated as of August 4, 2010, among the Company, the guarantors listed therein, including the Georgia Guarantor (collectively, the “Guarantors”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and (b) the guarantees (the “Guarantees”) of each of the Guarantors pursuant to the Indenture.

In our capacity as such legal counsel to the Georgia Guarantor, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Georgia Guarantor and other sources believed by us to be responsible.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1) the Georgia Guarantor is an existing corporation under the laws of the State of Georgia,

(2) the Guarantee has been duly authorized by the Georgia Guarantor, and

(3) the Georgia guarantor has duly executed the Indenture.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter may be relied upon by Weil, Gotshal & Manges LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Guarantees and issuance of the Guarantees as described in the Registration Statement and by the holders of the Notes, as if it were addressed to such holder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP